Pegasus Satellite Communications, Inc. Announces Tender Offer
                    For Up To $100 Million Of Debt Securities

BALA CYNWYD, PA, January 26, 2004 - Pegasus Communications Corporation (NASDAQ:
PGTV) today announced that its subsidiary, Pegasus Satellite Communications, Inc. (the "Company"), has offered to purchase for cash up to $100 million aggregate principal amount of specified series of outstanding debt securities (the "Notes") maturing in 2005 through 2007 (the "Offer"). Holders of Notes validly tendered prior to 5:00 p.m., Eastern Standard Time, on Friday, February 6, 2004 (unless extended or earlier terminated) will receive the total consideration for that series shown in the table below, consisting of the applicable tender offer consideration for that series and an early participation payment of $30.00 per $1,000 principal amount of Notes, if the Notes are accepted for purchase. Holders who validly tender their Notes after the early participation payment deadline will not receive the early participation payment. Notes tendered may not be withdrawn after 5:00 p.m., Eastern Standard Time, on Friday, February 6, 2004.

The Offer is scheduled to expire at midnight, Eastern Standard Time, on Monday, February 23, 2004, unless extended or earlier terminated. The Offer is subject to the satisfaction of certain conditions, including the Company obtaining satisfactory financing as well as other general conditions. The Offer is not subject to the receipt of any minimum amount of tenders. The table below shows each series of Notes included in the Offer as well as the applicable Total Consideration and Early Participation Payment for each series.

                          Principal        Acceptance          Tender              Early
                            Amount          Priority            Offer          Participation           Total
   Title of Security     Outstanding         Level         Consideration*         Payment*        Consideration*
   ------------------   ---------------    -----------    ----------------    ---------------    ---------------

Maximum Tender Amount: $100,000,000
9.625%
Senior Notes due 2005      $80,591,000         1              $960.00             $30.00              $990.00

12.375% Senior Notes
due 2006                  $158,205,000         2            $1,000.00             $30.00            $1,030.00

12.500% Senior Notes
due 2007                  $118,521,000         3            $1,000.00             $30.00            $1,030.00

9.750%
Senior Notes due 2006      $71,055,000         4              $960.00             $30.00              $990.00

* Per $1,000 principal amount of Notes that are accepted for purchase.

Accrued interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted Notes.

In the event that the Offer for any of the series described in the table above are oversubscribed, tenders of Notes will be subject to proration. The Company will accept tendered Notes of each series according to the order of priority specified for that series in the table above. Therefore, all tendered Notes of a higher priority will be accepted before any tendered Notes of a lower priority are accepted. For a particular series of Notes that has some, but not all, tendered Notes accepted, all tenders of Notes of that series will be accepted on a pro rata basis according to the principal amount tendered. The complete terms and conditions of the Offer are set forth in an Offer to Purchase that is being sent to holders of Notes. Holders are urged to read the tender offer documents carefully. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Information Agent for the Offer, Global Bondholder Services Corporation, at (866) 588-8700 (US toll-free) and (212) 430-3774 (collect).

Banc of America Securities is the exclusive Dealer Manager for the Offer. Questions regarding the Offer may be directed to Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (US toll-free) and (704) 388-4813 (collect).

About Pegasus

The Company provides digital satellite television to rural households throughout the United States. The Company also owns and/or operates television stations affiliated with CBS, FOX, UPN, and The WB networks.

Safe Harbor

Any statements which are not historical facts are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and will be considered forward-looking statements. Such forward- looking statements may be identified with words such as "we expect", "we predict", "we believe", "we project", "we anticipate", and similar expressions. Pegasus' actual results may differ materially from those expressed or indicated by forward-looking statements. There can be no assurance that these future events, including pending transactions, will occur as anticipated or that the Company's results will be as estimated.

Factors which can affect our performance and future events are described in our filings with the Securities and Exchange Commission, and include the following: general economic and business conditions, nationally, internationally, and in the regions in which we operate; catastrophic events, including acts of terrorism; relationships with and events affecting third parties like DirecTV, Inc. and the National Rural Telecommunications Cooperative; litigation with DirecTV, Inc.; the recent change of control of DIRECTV, Inc.; demographic changes; existing government regulations and changes in, or the failure to comply with, government regulations; competition, including the provision of local channels by a competing direct satellite provider in markets where DirecTV does not offer local channels; the loss of any significant numbers of subscribers or viewers; changes in business strategy or development plans; the cost of pursuing new business initiatives; an expansion of land-based communications systems; technological developments and difficulties; our ability to obtain intellectual property licenses and to avoid committing intellectual property infringement; our ability to attract and retain qualified personnel; our significant indebtedness; and the availability and terms of capital to fund the expansion of our businesses.

Persons are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact Information:

Andrew Smith
Pegasus Communications Corporation
(610) 934-7000
andrew.smith@pgtv.com